                                                  Exhibit B-1

                          LOAN AGREEMENT


     This Agreement, dated as of the ___ day of ____, 1998, by and between ______________________________ ("Lender"), a_ _______
corporation, and IRON DYNAMICS, INC. ("IDI"), an Indiana corporation.

                      W I T N E S S E T H:

     WHEREAS, IDI has requested that Lender make loans to IDI to finance the purchase of certain equipment more fully described on Exhibit A hereto (the "Equipment");

     WHEREAS, Lender is willing to make such loans on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, Lender and IDI hereby agree as follows:

                            ARTICLE I

                         Loan Commitment

     1.01 Commitment for Loan. Subject to Sections 1.03 and 2.01 hereof, Lender agrees, upon request of IDI, to make loans to IDI in one or more transactions secured by the Equipment. Each initial loan hereunder and each subsequent loan is herein called a "Loan" and collectively the "Loans"; provided that the total of the Loans will not exceed the Commitment Limit. Any amounts borrowed hereunder and repaid may not be re-borrowed notwithstanding the aggregate outstanding amount of the loans at any time is less than the Commitment Limit.

     1.02 Method of Payment. Lender will transfer the Loans directly to the appropriate manufacturer of Equipment or, in its sole discretion, to IDI upon IDI's request and upon receipt of evidence satisfactory to Lender that (i) the Loans will be transferred to such manufacturer and (ii) IDI has paid such amount to the manufacturer.

     1.03 Conditions Precedent to Initial Loan. Lender's obligation to make the initial loan to IDI is subject to the following conditions precedent:

          (a) Lender shall have received the promissory note in the
     form of Exhibit B-2 hereto duly executed by IDI;

          (b)  Lender shall have received the Purchase Money
Security
     Agreement in the form of Exhibit C hereto (the "Security Agreement") duly executed by IDI, together with all financing statements necessary to perfect the security interest of
Lender
     in the Equipment duly executed by IDI;

          (c) Lender shall have received an opinion of counsel for IDI in form and substance reasonably satisfactory to Lender generally addressing those matters covered in Section _.01(a),
     (b), (c), (f) (as to generally applicable laws) and (g) (other than matters of title and priority);

          (d) Lender shall have received certificates of insurance or other evidence reasonably acceptable to Lender certifying that the insurance then carried or maintained on the Equipment complies with Article VI hereof;


          (e)  Lender shall have received an agreement
subordinating
     the lien of the Bank Mortgage to the lien of the Security
     Agreement in the form of Exhibit _ hereto;

          [(f) Lender shall have received the Guaranty of Indiana
     Michigan Power Company ("I&M") in the form of Exhibit _ hereto;]

          (f) Lender shall have received and approved copies of the
     environmental studies related to the Equipment and project related to the Equipment; and

          [(g) Lender shall have received authorization from the SEC under PUHCA to perform the transactions contemplated by this
     Article I.]


                           ARTICLE II
        Conditions Precedent of Lender; Commitment Limit

     2.01   General Conditions Precedent of Lender.  All of
Lender's
obligations under Article I of this Agreement are subject to the following conditions precedent:

          (a) All representations and warranties of IDI made in this
     Agreement are and remain true as of the date they were made and no Event of Default or Default under this Agreement shall have occurred and be continuing;

          (b) IDI shall furnish Lender with any additional or updated documents, reports, certificates, affidavits and other information, in form and substance reasonably satisfactory to Lender, as Lender may reasonably require to evidence compliance
     by IDI with all provisions of this Agreement;

          (c) Lender shall receive a payment request in the form of Exhibit _ hereto, duly executed by IDI, together with a copy
     of the related invoice of the appropriate manufacturer, at least
     15 days prior to the date payment is due under the applicable Purchase Agreement; and

          (d) Lender shall make such inspection or inspections of the equipment and under the applicable Purchase Agreement as it deems reasonably necessary to determine that such amounts are due under such Purchase Agreement; provided, that unless Lender undertakes such inspection promptly following receipt of the payment request, this condition shall be deemed to be waived.

     2.02 Commitment Limit. The total of (1) the amount of the Loans, and (2) any other amounts owed by IDI to Lender under this Agreement, the Note, the Security Agreement or any other document entered into in connection with this Agreement, shall not exceed $6,500,000 (the "Commitment Limit").

     2.03 Commitment Termination Date. Lender's commitment to make the Loans shall expire on the earlier of (i) June 1, 1999 or (ii) upon the occurrence of an Event of Default.


                           ARTICLE III
                   Repayment of Loan and Rate

     3.01 Interest. The principal amount of the Loans will bear interest at the Interest Rate from the date they are made until they are paid, payable as set forth herein; provided that during an
Event
of Default, the Loans shall bear interest at the higher of 10% per annum or 4% over the base rate announced from time to time by Citibank, N.A. in New York, New York (the "Default Rate"). For purposes of this Agreement, the "Interest Rate" at any time shall mean the Index Rate plus 1.75% or if converted pursuant to Section 3.05, the "Fixed Rate". [On the date that the initial Loan is made, the "Index Rate" means the interest rate equal to the per annum interest rate for commercial paper issued for the period of time closest to 90 days by [Lender] ("CPR") on such day, and thereafter the Index Rate shall be adjusted every ninety days and shall be equal to the CPR as in effect on the tenth day preceding the end of each
such 90 day period during the term of the Loans.   If, for any
reason
whatsoever, Lender does not issue such commercial paper on the applicable date, the CPR shall be equal to the rate listed for "3-Month" Commercial Paper under the column indicating an average rate as stated in the Federal Reserve Statistical Release H.15(519) for the calendar month preceding the calendar month in which such 90-day period ends.] If, for any reason, the Federal Reserve Statistical Release H.15(519) is no longer published, the CPR shall be equal to the latest Commercial Paper Rate for high grade unsecured notes of 90 day maturity sold through dealers by major corporations in multiples of $1,000, as indicated in the "Money Rates" column of the
Wall Street Journal, Eastern Edition, published on the tenth day prior to the end of each 90-day period or the first Business Day thereafter. In no event shall charges constituting interest payable by IDI to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto. Any such excess which may have been collected shall be either applied as a credit against the unpaid principal balance or refunded, at the option of Lender.


     3.02   Repayment of Principal and Interest.
     (i) Subject to the terms and conditions hereof, principal and interest payable on the Loans is payable in ninety-six (96) consecutive monthly installments of _________________ ($_________) each (the "Installments") on the last day of each month, beginning the first such date after the Payment Commencement Date.

     (ii) The amount and number of the Installments will not change with fluctuations in the Interest Rate. Any increase in the Interest
Rate shall be reflected by a corresponding decrease in the portion of the Installment credited to the remaining unpaid principal balance. Any decrease in the Interest Rate shall be reflected by a corresponding increase in the portion of the Installment credited to the remaining unpaid principal balance. Notwithstanding the foregoing, at the end of each 90-day period, IDI agrees to pay to Lender forthwith an additional sum sufficient to amortize the unpaid principal over the balance of the original term at the Interest Rate for the first Installment.

     (iii) All principal of the Loans is to be repaid no later than the date which is the earlier of (i) June 1, 2006 or (ii) the date of any acceleration of the Loans as provided herein. Except as provided herein, IDI may prepay the Loans in whole or in part at any time without penalty or premium upon thirty (30) days prior written notice, which such notice shall include the date of prepayment which shall be the end of a 90-day period and the amount to be prepaid.

     (iv) Prior to the Payment Commencement Date, IDI shall make payments of interest on the outstanding principal amount of the Loans, payable on the last day of each month, beginning on the first such date after a Loan is made at the Interest Rate on the date the initial Loan is made (the "Interim Interest Rate"); provided that on the Payment Commencement Date if (A) the Interest Rate with respect to a Loan is less than the Interim Interest Rate the amount of the difference between the amount of the payments calculated using the Interest Rate and the amount of the payments calculated using the Interim Interest Rate (the "Difference") shall be credited to the principal balance of such Loan or (B) the Interest Rate with respect to a Loan is more than the Interim Interest Rate, IDI agrees to pay to Lender the amount of the Difference.

     3.03 Payment and Computations. IDI will make each payment hereunder and under the Note not later than 12:00 noon (New York, New York time) on the day due in lawful money of the United States of America and in same day funds to Lender at the address set forth in the Note. All computations of interest under the Note shall be made on the basis of a year of 360 days and 30 day months.
Whenever
any payment to be made hereunder or under the Note shall be stated to be due on a Saturday, Sunday or a public or bank holiday for banks in New York, New York (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day. All payments shall be applied first to Breakage Costs, if any, second, to interest and then to principal. If any payment due under the Loan
Agreement, Note or Security Agreement is not received within ten
(10)
days after the applicable payment date, IDI agrees to pay in addition to the amount of such installment a late payment charge of ten percent (10%) of such payment amount, but not exceeding any lawful maximum.


     3.04   Payment Commencement Date.  The "Payment Commencement
Date" shall be the earlier of the date on which IDI accepts the final shipment of Equipment and June 1, 1999.

     3.05 Interest Rate Conversion; Prepayment Penalty. IDI may, upon written notice to Lender at least thirty (30) days prior to the end of each 90-day period during the term of the Loans, elect to convert the Interest Rate on all, but not less than all, of the Loans to a fixed percentage equal to 175 basis points over the average of one, three and five year U. S. Treasuries as published in the Wall Street journal on the date of such notice (the "Fixed Rate"). Notwithstanding anything herein to the contrary, upon any prepayment of the Loans made after the Interest Rate has been converted to the Fixed Rate pursuant to this Section 3.05, IDI shall pay Lender an amount required to compensate Lender for the losses, costs and expenses which Lender may incur as a result of such prepayment ("Breakage Costs").

                           ARTICLE IV
                 Representations and Warranties

     4.01 Representations and Warranties of IDI. IDI represents and warrants to Lender that:

          (a) IDI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana.

          (b) The execution, delivery and performance by IDI of this
     Agreement and the transactions contemplated hereby are within IDI's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (1) IDI's charter or by-laws or (2) law or any contractual restriction binding on or affecting IDI.

          (c)  This Agreement is, and the Note and Security
Agreement
     and any other documents delivered in connection with this Agreement when delivered will be, legal, valid and binding obligations of IDI enforceable against IDI in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws
     affecting the enforcement of creditors' rights in general, and except as the availability of the remedy of specific performance
     is subject to general principles of equity (regardless of whether such remedy is sought in proceeding in equity or at law).

          (d) Since __________________, there has been no material adverse change in the financial condition of IDI.

          (e) There is no pending or threatened action or proceeding affecting IDI before any court, governmental agency or arbitrator (i) which questions the validity of this Agreement or (ii) which could reasonably be expected to have a material adverse effect on the ability of IDI to perform its obligations
     under this Agreement or on the financial condition, operations or business of IDI.

          (f) There are no consents, licenses, orders, authoriza-tions, approvals, waivers, extensions or variances of, or notices to or registrations or filings with any governmental authority or regulatory body which are or will be required in connection with the valid execution, delivery and performance of this Agreement and the Purchase Agreements related to the Agreement by IDI except as Equipment will be timely obtained.

          (g) After the initial Loan, IDI will have good title to the Equipment and the Security Agreement will be effective to create in favor of Lender a legal, valid and enforceable first lien on and security interest in the Equipment, subject to no mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature ("Liens") except for:
     (A) the lien of the Bank Mortgage which will be subordinate to the lien of the Security Agreement; (B) liens for taxes, assessments and other governmental charges which are not yet due or if due are contested in good faith; or (C)
materialmen's,
     mechanics, workmen's and other statutory liens for amounts which are not yet due or if due are contested in good faith.

     4.02 Representations and Warranties of Lender. Lender represents and warrants to IDI that:

          (a) Lender is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana.

          (b) The execution, delivery and performance by Lender of this Agreement and the transactions contemplated hereby are within Lender's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (1) Lender's charter or by-laws or (2) law or any contractual restriction binding on or affecting Lender.

          (c) This Agreement is a legal, valid and binding obligation of Lender enforceable against Lender in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general, and except as the availability of the remedy of specific performance
     is subject to general principles of equity (regardless of whether such remedy is sought in proceeding in equity or at law).

          (d) There is no pending or threatened action or proceeding affecting Lender before any court, governmental agency or arbitrator, which questions the validity of this Agreement or the ability of Lender to perform its obligations hereunder.

          (e) There are no consents, licenses, orders, authoriza-tions, approvals, waivers, extensions or variances of, or notices to or registrations or filings with any governmental authority or regulatory body which are or will be required in connection with the valid execution, delivery and performance of this Agreement by Lender [except for the authorization of the SEC under PUHCA].

                            ARTICLE V
                            Covenants

     5.01   Covenants of IDI.

          (a) Financial Information. IDI covenants that it will deliver (i) (A) as soon as available and in any event within ninety (90) days after the end of each of the first three (3) quarters of each fiscal year of IDI, the balance sheet of IDI as of the end of each such quarter and the statement of income and retained earnings of IDI for the period commencing at the end of the previous fiscal year and ending with the end of such
     quarter, certified by the chief financial officer of IDI, and
     (B) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of IDI, the
     balance sheet of IDI as of the end of the year and the statement of income and retained earnings of IDI for such year, certified by an independent public accountant of recognized standing;
and
     (ii) it will allow Lender to review and inspect such other information respecting the Equipment or the condition or operations, financial or otherwise, of IDI as Lender may from time to time reasonably request. Lender agrees not to disclose
     or permit to be disclosed any information provided to it in accordance with Subsection 5.01(a)(i) that is clearly marked as Confidential except as may be required by law. Review and inspection of information under Subsection 5.01(a)(iii) other than respecting the Equipment shall be conducted by an independent certified public accounting firm retained by
Lender,
     which accounting firm will enter into a reasonable confidential-
     ity agreement with IDI.

          (b) Compliance with Laws. IDI covenants that it shall comply in all material respects with all applicable laws, rules,
     regulations and orders, such compliance to include, without limitation, laws, rules, regulations and orders relating to the
     construction, operation, use and physical condition of the Equipment and paying before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or any of its properties, except to the extent contested in good faith.

          (c) Notices. IDI covenants that forthwith upon obtaining
     knowledge of an Event of Default or Default, it will deliver to Lender an officer's certificate specifying the nature and period of existence thereof and what action IDI proposes to take
     with respect thereto.

          (d) Limitations on Transfer of and Liens on Equipment. IDI is and will remain the sole and lawful owner, and in possession of the Equipment and has the right and authority to grant the security interest described in the Security
Agreement.
     IDI covenants that IDI will not sell, assign transfer or otherwise dispose of any of the Equipment to any other person and will not create, permit or suffer to exist, and will defend
     the Equipment against and take such other action as is necessary to remove, any Liens other than Permitted Liens.

          (e) Inspection. Upon reasonable notice, IDI will give Lender the right to visit and inspect, at its expense, the Equipment and any other properties of IDI, to examine its books
     of account and to discuss the affairs, finances and accounts of IDI with their officers and accountants, all at such reasonable times and as often as Lender may reasonably request.

          (f) Maintenance. IDI will operate, service, maintain and
     repair the Equipment and replace all necessary components thereof so that it will have the capacity and functional ability
     to perform, on a continuing basis in normal operations, the functions for which it was designed and will maintain the Equipment in accordance with the manufacturer's and industry standards, normal wear and tear excepted.

     5.02  [Reserved].

     5.03   [Reserved].


     5.04 UCC Statements. IDI shall sign and file such continuation statements and other documents as are necessary to maintain the first lien on and security interest in the Equipment. Upon payment of all amounts owed to Lender under this Agreement, Lender will file such termination statements and releases as are necessary to release its security interest.

                           ARTICLE VI
                            Insurance

     6.01 Required Insurance. Until the Note and all amounts due under this Agreement are paid in full, IDI shall carry and maintain, or cause to be carried and maintained, at least the following insurance coverage, in each case with insurers of recognized responsibility.

          (a) 'All risk' property insurance covering physical loss with respect to the Equipment in such amounts and with such other terms as are in accordance with property insurance standards prevalent in the industry, but in no event in an amount less than the amount of the principal remaining to be paid on the Loans, endorsed to provide that (1) Lender is included as a loss payee, as its interest may appear, but shall
     not be liable for the payment of premiums; (2) any payment thereunder for loss or damage shall be made to Lender and IDI;
     (3) the insurer thereunder waives all rights to subrogation against Lender with respect to its interest in the Equipment; and (4) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lender with respect to its interest in the Equipment; and

          (b) Bodily injury and property damage liability insurance
     (including product liability, completed operations and personal injury insurance) covering claims arising out of the ownership, operation, maintenance, condition or use of the Equipment in such amounts and with such other terms as are in accordance with
     prudent industry practice with single-limit coverage in an amount not less than $10,000,000, endorsed to provide that (1) Lender is included as an additional insured; (2) the insurer thereunder waives all rights to subrogation against Lender;
and
     (3) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lender with respect to its interest in the Equipment.

                           ARTICLE VII
                        Events of Default

     7.01   Acceleration.  If any of the following events (an
"Event
of Default"; a "Default" means any of such events whether any requirement for notice or lapse of time shall have occurred) shall occur and be continuing:

          (a) (i) IDI shall fail to pay within 10 days after it is due, any amount due on the Note or any other amounts payable
     under this Agreement or (ii) IDI shall fail to pay within 17 days after it is due any amount payable under the Contract for Electric Service dated _________________ between IDI and
Lender
     (the "Electric Service Contract"); or (iii) there shall have occurred a default under, or a termination of the Off-Take Agreement dated as of January 20, 1998 between IDI and Steel Dynamics, Inc.;

          (b) IDI shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the Security Agreement on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to IDI by Lender;

          (c) Any representation or warranty made herein or contained in any certificate, document or financial or other statement furnished to Lender pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

          (d) IDI shall fail to pay the principal of, or interest on, any obligation of IDI for borrowed money in excess of $15,000,000 when due, whether by acceleration, by required prepayment or otherwise, for a period longer than any period of grace provided in such obligation, or fail to perform any other term, condition or covenant contained in any such obligation, the effect of any of the foregoing of which is to cause such obligation then to become due prior to its stated maturity, unless such failure shall have been cured;

          (e) IDI shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against IDI seeking to adjudicate it a bankrupt or insolvent,
     or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and if the proceeding is instituted against
IDI,
     it is not dismissed within 60 days; or IDI shall take any corporate action to authorize any of the actions set forth above
     in this clause (d);

          (f) The Electric Service Contract shall terminate or be terminated, or IDI shall abandon construction or operation of the Plant;

          (g) Funds have not been advanced to IDI pursuant to the financing described in IDI's Information Memorandum dated September, 1997 and Projected Financial Statements dated October, 1997 within sixty (60) days of the date hereof;

then (i) if such event is an Event of Default specified in clause
(e) of this Section 9.01 with respect to IDI, the Note shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by IDI, and (ii) if such event is any other Event of Default, Lender may at its option, by notice in writing to IDI, declare the Note to be, and the
Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by IDI.

     7.02 Other Remedies. If any Event of Default or Default shall occur and be continuing, Lender may proceed to protect and enforce its rights under this Agreement and the Note by exercising such remedies as are available to it in respect thereof under the Security
Agreement or applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

                          ARTICLE VIII
                            Liability

     8.01 Indemnification. IDI shall protect, indemnify, save harmless, and defend Lender from and against any losses, liabilities, costs, expenses, suits, actions, claims, and all other obligations and proceedings whatsoever, including, without limitation, all judgments rendered against, and all fines and penalties imposed upon
Lender, and any reasonable attorneys' fees and any other costs of defense (collectively the "Liabilities") arising out of injuries to persons, including death, or damage to property, to the extent caused by, or occurring in connection with any act or omission of IDI, its employees, its agents, its contractors or subcontractors, or in any way attributable to the ownership, or the construction, use or operation of the Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lender or IDI and any claim for patent, trademark or copyright infringement or environmental damage), except that IDI's obligation to indemnify Lender shall not apply to any Liabilities to the extent caused by Lender's gross negligence or willful misconduct. IDI shall, upon the request of Lender, defend any action based on, or arising out of, any of the foregoing.

     10.02 Lender and IDI Responsibility. Lender assumes no responsibility of any kind with respect to ownership, construction, maintenance or operation of the Equipment and shall not be liable for any loss, injury (including death), damage to or destruction of property (including loss of use thereof) arising out of such ownership, construction, maintenance or operation or out of any use by IDI or others, of the Equipment, except to the extent such damage or injury shall be caused by Lender's gross negligence or wilful misconduct.

     8.03 Affiliates and Others. Any indemnification of Lender or any limitation of Lender's liability which is made or granted under this Article VIII shall to the same extent apply to Lender's directors, officers, employees and agents, and to Lender's affiliated companies, including any directors, officers, employees and agents thereof.

                           ARTICLE IX
                          Miscellaneous

     9.01 Modification; Waiver. This Agreement may be modified, amended or supplemented in any manner and at any time only by a written instrument executed by IDI and Lender. The failure of either party to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, but the same shall be and remain at all times in full force and effect.

     9.02 Entire Agreement. This Agreement supersedes any and all other understandings, contracts or agreements, oral or written, among the parties hereto in respect of the subject matter of this Agreement.

     9.03 Costs and Expenses. IDI agrees to pay or reimburse Lender for the payment of (i) all reasonable out-of-pocket expenses, including reasonable attorney's fees, arising in connection with the enforcement or preservation of any rights under this Agreement, the Note and the Security Assignment, and (ii) any and all present and future stamp and other taxes (including interest and penalties, if any) which may be assessed or payable in respect of the Note, or any modification of the Note, or of the Security Agreement. At its option Lender may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Equipment and may pay for the maintenance, insurance and preservation of the Equipment or to effect compliance with this Agreement and the Security Agreement. IDI agrees to reimburse Lender on demand for any payment made or any expense incurred by Lender pursuant to the foregoing authorization.

     9.04 Rights and Remedies. The rights and remedies granted under this Agreement shall not be exclusive rights and remedies but shall be in addition to all other rights and remedies available at law or in equity.

     9.05 Further Actions. Each Party shall execute and deliver such other certificates, agreements, conveyances, certificates of title and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated by this Agreement.

     9.06 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid,

          If to Lender:

                    _____________________________
                    _____________________________
                    _____________________________
                    _____________________________

          If to IDI:

                    _____________________________
                    _____________________________
                    _____________________________
                    _____________________________

or to such other address or to such other person as any Party hereto shall have last designated by notice to the other Party.

     9.07 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by IDI without the prior written consent of Lender, except that IDI may collaterally assign this Agreement under the Bank Assignment. Lender may assign this Agreement, the Security Agreement and the Note without notice to IDI, and IDI waives any defense, counterclaim or cross-complaint by IDI against any assignee. Except as aforesaid, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their said successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

     9.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     9.09 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

     9.10 Headings. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

     9.11 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Indiana.

     9.12 Termination. This Agreement shall terminate upon the IDI payment to Lender of all Loans, interest thereon and other amounts owed to Lender under this Agreement, the Note or the Security Agreement, if any, and the performance by IDI of all of its other obligations under this Agreement, the Note and the Security Agreement; provided, however, that the provisions of Article VIII and the confidentiality provisions of Section 5.01 shall survive the termination of this Agreement pursuant to this Section 9.12.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

[Lender]                                     IRON DYNAMICS, INC.


By:_________________________
By:_____________________